                                                                   EXHIBIT 10.18

                              *** CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

                        RESEARCH COLLABORATION AGREEMENT

THIS RESEARCH COLLABORATION AGREEMENT ("AGREEMENT") is made effective as of June 7, 2002 ("EFFECTIVE DATE") by and between ANADYS PHARMACEUTICALS, INC., a Delaware corporation ("ANADYS"), with its principal place of business at 9050 Camino Santa Fe, San Diego, CA 92121, USA, and GILEAD SCIENCES, INC., a Delaware corporation ("GILEAD"), with its principal place of business at 333 Lakeside Drive, Foster City, California 94404, USA. Anadys and Gilead are sometimes referred to in this Agreement individually as a "PARTY" and collectively as the "PARTIES".

                                    RECITALS

         A. Anadys has certain proprietary technology known or referred to as ATLAS(TM) (Any Target Ligand Affinity Screen) ("ATLAS"), which can be used for high-throughput screening for protein targets of both known or unknown function to rapidly identify compounds that bind to protein targets.

         B. Gilead desires to identify small molecule compounds active against a specific target for all commercial indications and uses.

         C. The Parties desire to utilize ATLAS for the specified target using one of Gilead's proprietary small molecule compound libraries to identify potential lead compounds for further research and optimization to generate compounds for potential preclinical and clinical development by Gilead.

         D. The Parties desire that Gilead should obtain exclusive worldwide rights to compounds active against the Target identified in this collaboration in exchange for certain milestone payments and royalties payable to Anadys.

         In consideration of the foregoing recitals and the covenants contained herein, Anadys and Gilead hereby agree as follows:

                                    AGREEMENT

         1.       DEFINITIONS

                  (a) "AFFILIATE" means, with respect to a Party, an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party.

                  (b) "ASSAY TECHNOLOGY" means all inventions, discoveries, works of authorship, trade secrets and other know-how or developments, including observations, conclusions, hypotheses, identifications, data and other information, and all intellectual property rights (including co-invented or sole-invented patent rights) appurtenant thereto, that are made, conceived, reduced to practice, authored, or otherwise generated or obtained directly or indirectly by one or both Parties in whole or in part in the course of performance of the Work Plan that are modifications or improvements of screening assay technology, including assay design, development, validation, implementation, application, and performance, that are generally useful for screening assays without respect to a particular target, compound, or set of compounds, but expressly excluding ATLAS Technology.

                  (c) "ATLAS" shall have the meaning given such term in the first Recital.

                  (d) "ATLAS TECHNOLOGY" means all inventions, discoveries, works of authorship, trade secrets and other know-how or developments, including observations, conclusions, hypotheses, identifications, data and other information, and all intellectual property rights (including co-invented or sole-invented patent rights) appurtenant thereto, that are made, conceived, reduced to practice, authored, or otherwise generated or obtained directly or indirectly by one or both Parties in whole or in part in the course of performance of the Work Plan that are modifications or improvements of ATLAS screening technology (which may include those relating to ATLAS design, implementation or application) not generally useful for other screening technologies.

                  (e) "COMMERCIALLY REASONABLE EFFORTS" shall have the meaning given such term in Section 3(e)(i).

                  (f) "CONFIDENTIAL INFORMATION" means, subject to the limitations set forth in Section 6(b), all proprietary or confidential information, data, know-how, results, trade secrets, techniques, inventions, ideas, process, formulas, drawings, or diagrams disclosed by one Party to the other Party in the course of negotiating or performing under this Agreement, whether or not marked or identified as confidential or proprietary, and including all "Confidential Information" as defined in and exchanged pursuant to the Confidentiality and Non-Disclosure Agreement dated as of December 5, 2001 by and between the Parties. Notwithstanding any other provision of this Section 1(f), Research Results shall be deemed to be Confidential Information of Gilead.

                  (g) "CONTROL", "CONTROLS" and "CONTROLLED" mean, with respect to a particular item of information or intellectual property right, that the applicable Party owns or has a license to such item or right and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such item or rights as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing as of the Effective Date.

                  (h) "FIRST COMMERCIAL SALE" means, with respect to a particular Licensed Product, the first commercial sale of such Licensed Product in either the United States or a member state of the European Union by Gilead, or any of its Affiliates or sublicensees, after Regulatory Approval for the Indication has been granted in such country for such Licensed Product.

                  (i) "FTE" means an annualized full-time employee or equivalent, working no less than [...***...] person hours per year.

                  (j) "HIT COMPOUND" means a Library Compound that in a Target Assay yields results that meet the Target Assay Criteria, but excluding any Library Compound that Gilead can document as previously having been shown to have potential activity against Target.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

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                  (k)      "INDICATION" means any use for diagnosis,
prophylaxis, mitigation or treatment of [...***...] or, on the basis of activity against [...***...] or [...***...]-like activity, of any other virus in humans.

                  (l) "INITIATION DATE" means the date on which Gilead completes provision to Anadys of the specified quantities of Target and Library Compounds pursuant to Section 2(c)(i), which date the Parties expect to be on or about August 1, 2002.

                  (m) "JOINT RESEARCH COMMITTEE" or "JRC" shall have the meaning given such term in Section 2(b)(i).

                  (n) "LEAD COMPOUND" means a Hit Compound or a derivative of a Hit Compound generated by the introduction of one or more structural changes into a Hit Compound that is designated by Gilead pursuant to Section 3(b) as a "Lead Compound".

                  (o) "LIBRARY COMPOUNDS" means the approximately [...***...] small molecule compounds represented in Gilead's proprietary compound library.

                  (p) "LICENSED COMPOUND" means any Lead Compound for which Gilead, any of its Affiliates, licensees or corporate partners conducts preclinical or clinical development or commercialization activities for the Indication.

                  (q) "LICENSED PRODUCT" means any pharmaceutical composition of a Licensed Compound.

                  (r) "NET SALES" means the gross billings for the sale to a Third Party of Licensed Product in finished product form made by Gilead, its Affiliates or sublicensees, as applicable, less the following deductions:

                           (i)      amounts repaid or credited by reason of
timely rejections or returns;

                           (ii)     taxes, excises or other governmental charges
(other than income taxes) upon or measured by the production, sale, transportation, delivery or use of goods;

                           (iii)    transportation and delivery charges actually
incurred, including shipping insurance; and

                           (iv)     normal and customary trade, cash and
quantity discounts and allowances granted to Third Parties, including mandatory rebates to governmental agencies, but expressly excluding discounts or allowances offered as part of a package of Licensed Products and other products sold by Gilead, its Affiliates or sublicensees.

Notwithstanding anything else in this Section 1(r), amounts received by Gilead or its Affiliates or sublicensees for the sale of Licensed Products among Gilead and its Affiliates or sublicensees for resale shall not be included in the computation of Net Sales hereunder.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                  (s) "PATENT" means (i) unexpired letters patent (including inventor's certificates) that have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (ii) pending applications for letters patent, including without limitation any provisional, converted provisional, continued prosecution application, continuation, divisional or continuation-in-part thereof.

                  (t) "REGULATORY APPROVAL" means all governmental approvals (including pricing and reimbursement approvals), product and/or establishment licenses, registrations or authorizations necessary for the manufacture, use, storage, import, export, transport and sale of a Licensed Product in a jurisdiction.

                  (u) "RESEARCH RESULTS" means all inventions, discoveries, works of authorship, trade secrets and other know-how or developments, including observations, conclusions, hypotheses, identifications, data and other information, and all intellectual property rights (including co-invented or sole-invented patent rights) appurtenant thereto, that are made, conceived, reduced to practice, authored, or otherwise generated or obtained directly or indirectly by one or both Parties in whole or in part in the course of performance of this Agreement, excluding Assay Technology and ATLAS Technology.

                  (v) "RESEARCH TERM" means the period commencing as of the Initiation Date and ending six (6) months thereafter or at such later time as the Parties may agree in a writing signed by their duly authorized representatives, which may be the end date of a Research Term Extension.

                  (w) "RESEARCH TERM EXTENSION" shall have the meaning given such term in Section 2(e).

                  (x) "ROYALTY TERM" shall have the meaning given such term in Section 5(e)(ii).

                  (y) "START OF PHASE I CLINICAL TRIALS" means the first dosing of a patient in a trial, that either is on, or is the first of multiple trials that collectively will be on, sufficient numbers of normal volunteers and patients that are designed to establish that a pharmaceutical product is safe for its intended use, and to support its continued testing in Phase II Clinical Trials.

                  (z) "START OF PHASE II CLINICAL TRIALS" means first dosing of a patient in a trial, that either is on, or is the first of multiple trials that collectively will be on, sufficient numbers of patients that are designed to establish the safety, dosage and biological activity of a pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed.

                  (aa) "START OF PHASE III CLINICAL TRIALS" means first dosing of a patient in a trial or the first of multiple trials, initiated after completion of a Phase II Clinical Trial and after such date as the U.S. Food and Drug Administration (or equivalent regulatory agency in another jurisdiction) has indicated that the Party conducting the trial may reasonably continue such trials, which trial or trials shall be on sufficient numbers of patients to establish that a pharmaceutical product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and to support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

                  (bb)     "TARGET" means [...***...], whether in
[...***...],[...***...] or other [...***...] form, and whether or not bound or associated with [...***...].

                  (cc) "TARGET ASSAYS" means the assays for use with ATLAS for the Target that Anadys develops under the Work Plan as described in Section 2(c)(i).

                  (dd) "TARGET ASSAY CRITERIA" means, as established by the JRC pursuant to Section 2(c)(i), the minimum or qualitative results from a Target Assay for a Library Compound that qualify such Library Compound as a Hit Compound.

                  (ee) "THIRD PARTY" means any person or entity other than Gilead, Anadys, and their respective Affiliates.

                  (ff) "WORK PLAN" means the work plan for the research collaboration that the Parties have agreed to and exchanged pursuant to Section 2(a), as it may be amended pursuant to Section 2(a), and as it may be amended to include a Work Plan Addendum pursuant to Section 2(e).

                  (gg) "WORK PLAN ADDENDUM" shall have the meaning given such term in Section 2(e).

         2.       RESEARCH COLLABORATION.

                  (a) WORK PLAN AND GENERAL OBLIGATIONS. By a letter dated as of the Effective Date, the Parties have exchanged the initial Work Plan, which sets forth the specific activities that the Parties will undertake in their research collaboration. Except as set forth in Section 2(e), the Work Plan may be amended only with the approval of the JRC. Each Party will use diligent, commercially reasonable efforts to carry out the responsibilities assigned to it under the Work Plan according to the schedule set forth therein. Neither Party shall subcontract any of its obligations under the Work Plan to any Third Party without the prior written consent of the other Party. Each Party will keep complete and accurate written and other appropriate records of its work under the Work Plan and of all results thereof.

                  (b)      JOINT RESEARCH COMMITTEE.

                           (i)      FORMATION. The Parties will establish as of
the Effective Date a Joint Research Committee comprised of three (3) members from each Party ("JOINT RESEARCH COMMITTEE" or "JRC"), which members shall initially be the persons set forth on Exhibit A. Gilead will designate one of its members to act as chairperson of the JRC. A Party may designate substitutes for its JRC members to participate if one or more of such Party's members cannot attend a meeting. A Party may replace any of its JRC members by giving the other Party written

                                             ***CONFIDENTIAL TREATMENT REQUESTED

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

notice stating the member to be replaced and the replacement. The chairperson will call meetings as scheduled in Section 2(b)(iii) or as requested by a Party's members, prepare and circulate an agenda in advance of each meeting, and prepare and issue minutes of each meeting within thirty (30) days thereafter.

                           (ii)     RESPONSIBILITIES. The JRC shall have overall
responsibility for (1) approving modifications to the Work Plan, including any Work Plan Addendum under Section 2(e) and subject to Section 2(b)(iv), (2) monitoring and coordinating communication regarding the Parties' efforts under the Work Plan, (3) establishing what Target Assay results for Library Compounds shall qualify a compound as a Hit Compound, (4) facilitating receipt of and discussing information from Gilead as to Gilead's designation of Lead Compounds,
(5) discussing as required Anadys's capabilities for additional activities pursuant to Section 2(c)(iii) and 2(e), (6) facilitating the resolution of disputes that may arise with respect to the Work Plan and its conduct, and (7) discussing and determining issues regarding Independent Compounds and Independent Derivatives as set forth in Section 4(e). The rights and responsibilities of each Party shall be governed by this Agreement, including the Exhibits hereto. The role of the JRC shall be advisory except with respect to items (1), (3) and (7) in this Section 2(b)(ii), and the JRC shall not have any power to amend, modify or waive compliance with this Agreement.

                           (iii)    MEETINGS. The JRC will meet monthly during
the Research Term and thereafter once per calendar quarter, or as requested by a Party's JRC members, until the earlier of 12 months after completion of the Research Term or when Gilead notifies Anadys that it will not designate any more Lead Compounds. The JRC will meet alternately at (i) Gilead's facilities in Foster City, California, and (ii) Anadys's facilities in San Diego, California, or at such locations as the Parties may otherwise agree. With the prior consent of the other Party's JRC members, a Party may include other of its personnel or consultants in JRC meetings as nonvoting participants. JRC meetings may be held by audio or video teleconference with the consent of each Party. Each Party shall be responsible for all of its own expenses of participating in the JRC. To be effective, meetings of the JRC must have the presence or participation of at least one (1) member of each Party. Meeting minutes will not be finalized until one of the Anadys members reviews and confirms the accuracy of such minutes in writing.

                           (iv)     DECISION-MAKING. The JRC will attempt in
good faith to make decisions by consensus with respect to any matters that properly come before it. If the JRC cannot reach consensus as to a specific matter within ten (10) business days, then (A) with respect to approval of Work Plan modifications (subject to the last sentence in this Section 2(b)(iv)), establishment of Target Assay Criteria, and determining issues regarding Independent Compounds and Independent Derivatives as set forth in Section 4(e), the JRC's final decision as to such matter shall be that of the Gilead JRC members, (B) with respect to additional Anadys FTEs performing additional or different activities pursuant to Section 2(e), such FTEs shall be added only with the consent of both Parties, and (C) with respect to all other matters, they shall be referred for dispute resolution pursuant to Section 11(a). No Work Plan modification may be adopted without the consent of the Anadys JRC members if such modification would materially increase the labor or monetary or other resources that Anadys would provide for performance of the Work Plan or would otherwise materially adversely affect Anadys.

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

                  (c)      CONDUCT OF RESEARCH COLLABORATION.

                           (i)      On or about August 1, 2002, Gilead will, at
its own expense, supply to Anadys the quantities of the Target set forth in the Work Plan and the Library Compounds, as selected by Gilead. Anadys will diligently use its screen development and assay validation capabilities to develop two (2) validated screening assays for use with ATLAS for the Target (each, a "TARGET ASSAY") pursuant to the Work Plan. One Target Assay will be for use with [...***...] and one Target Assay will be for use with no [...***...]. The Work Plan Sets forth guidance for other parameters and specifications for the Target Assays. Anadys will provide Gilead with monthly oral or written updates as to the progress of the Target Assay development, will consider in good faith any guidance or comments that Gilead provides with respect to such development, and, for any candidate Target Assay, will provide Gilead with a report on such assay, including relevant testing and validation results, sufficient for Gilead to evaluate such assay against the required parameters and specifications and Anadys's description of the assay. Gilead shall have the right to approve any candidate Target Assay, with such approval not to be unreasonably withheld. If Gilead does not approve a candidate Target Assay, the JRC will meet to determine in good faith what additional work, if any, must be performed to qualify an assay as a Target Assay and shall amend the Work Plan to include such additional work. Once Gilead has approved the Target Assays, the JRC will determine the Target Assay Criteria for each Target Assay, according to the guidelines set forth in the Work Plan. Based on the actual screening results, the JRC may adjust the Target Assay Criteria so that an appropriate number of Hit Compounds are generated from the screening.

                           (ii)     Anadys will use the Target Assays to conduct
screening of the Library Compounds provided by Gilead pursuant to 2(c)(i). Each such compound that yields results in a Target Assay that meet the Target Assay Criteria shall be deemed to be a "HIT COMPOUND". Anadys will provide Gilead with monthly oral or written updates as to the progress of the screening and will identify all Hit Compounds not previously identified to Gilead, and their relevant Target Assay results, on a monthly basis. At the end of the screening using a Target Assay, Anadys will provide Gilead with a written report including results of the screening, including Target Assay results for all Library Compounds.

                           (iii)    Anadys will devote [...***...] ([...***...])
FTEs ("ANADYS FTEs"), who shall have scientific, technical, and/or other expertise appropriate to their responsibilities under the Work Plan, exclusively to performance of Anadys's responsibilities under the Work Plan until the end of the Research Term. The Anadys FTEs will be dedicated to the development of the Target Assays pursuant to Section 2(c)(i) and to the use of ATLAS with the Target Assays for screening of Library Compounds pursuant to Section 2(c)(ii), provided, however, that if Anadys completes such responsibilities prior to the end of the Research Term, the JRC shall, pursuant to Section 2(b)(iv), determine additional activities relating to the Target Assay, Hit Compounds or Lead Compounds for such Anadys FTEs to perform for the remainder of the Research Term.

                  (d) COSTS. Except for funding of [...***...] ([...***...]) or potentially more Anadys FTEs by Gilead pursuant to Section 5(a), each Party will bear its own costs and expenses for its activities under the Work Plan, including without limitation materials, labor, equipment and overhead costs.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

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                  (e)      ADDITIONAL ANADYS CAPABILITIES. Gilead shall have the
right to discuss with Anadys increasing the number of funded Anadys FTE(s) dedicated to performance of activities under this Agreement pursuant to this
Section 2(e). At least thirty (30) days in advance of any such proposed increase, Gilead may notify Anadys in writing of the number of FTEs that Gilead would like to be added and the activities Gilead would like them to perform. The JRC will discuss in good faith any such proposal and the exact timing for its implementations. Upon approval by the JRC pursuant to Section 2(b)(iv) of the exact number of Anadys FTEs to be added and the precise activities they will perform, such agreed Work Plan modification shall be a "WORK PLAN ADDENDUM" and part of the Work Plan, and Anadys will devote such additional FTEs to generate additional compounds from Hit Compounds by chemical modification, to characterize Hit Compounds or compounds generated from Hit Compounds by chemical modification, including determination of full dose response curves if Gilead deems it appropriate, or to perform other activities as agreed by the JRC. The "RESEARCH TERM EXTENSION" means the period, if any, beyond the original Research Term that will occur if Gilead requests such additional Anadys FTEs perform such additional activities and shall commence as of the end of the Research Term and end on the date that Anadys completes its responsibilities under the Work Plan Addendum.

                  (f) ADDITIONAL WORK WITH TARGET ASSAYS. After the Research Term, Gilead shall have the right to request Anadys to conduct reasonable amounts of additional ATLAS screening using the Target Assays on terms and conditions substantially similar to those set forth in this Agreement. If Gilead desires Anadys to perform such activities, it will so notify Anadys in writing, and the Parties will negotiate in good faith within ninety (90) days a commercially reasonable agreement under which Anadys would perform such screening for appropriate compensation, reflecting the Parties' intent that (i) the specific time of performance and levels of effort shall be set to accommodate other commitments and priorities of Anadys, and (ii) because Gilead has no right or access to ATLAS, Anadys shall use commercially reasonable efforts to perform reasonable amounts of such screening for Gilead.

         3.       GILEAD RESEARCH AND PRECLINICAL AND CLINICAL DEVELOPMENT.

                  (a) INVESTIGATION AND CHARACTERIZATION OF COMPOUNDS. Once Anadys identifies Hit Compounds to Gilead, Gilead will be responsible for all further evaluation, characterization and optimization of such Hit Compounds and for the generation and designation of Lead Compounds, subject to the possibility that Anadys may perform certain such activities pursuant to Section 2(e). Activities included within Gilead's responsibility may include, as determined by Gilead, undertaking enzymatic and antiviral assay evaluation of all Hit Compounds, performing initial optimization and other chemical modification of Hit Compounds in order to generate additional compounds for evaluation as potential Lead Compounds, characterizing Hit Compounds or potential Lead Compounds, and other research and investigation work with respect to any such compound.

                  (b) DESIGNATION OF LEAD COMPOUNDS. Gilead may, in its sole discretion and acting in good faith, designate as Lead Compounds any Hit Compound or any derivative of a Hit Compound generated by the introduction of one or more structural changes into a Hit Compound, in either case (i) that is identified on the basis of its activity with respect to the Target in either a Target Assay or a Gilead proprietary assay for activity against or interaction

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with the Target, and (ii) for which Gilead intends to conduct preclinical or clinical development or commercialization activities for the Indication. Once Gilead designates a Lead Compound, it will promptly so notify Anadys and provide Anadys with a designation for such Lead Compound for future reporting purposes. Gilead may conduct such further research and optimization and other chemical modification activities with respect to Lead Compounds, including revising its list of Lead Compounds, at its sole discretion. Gilead will provide Anadys with monthly written updates as to any revisions to the list of Lead Compounds.

                  (c) PRECLINICAL AND CLINICAL DEVELOPMENT. After designating a Lead Compound, Gilead shall be responsible, at its sole expense, for all clinical development of Licensed Products worldwide, including the conduct of any pre-clinical and clinical development of Licensed Products (which shall be conducted using standard pharmaceutical industry practices) and making all regulatory filings necessary to obtain Regulatory Approvals of Licensed Products. Gilead may carry out such development in its sole discretion except as provided in Sections 3(e) and 3(g).

                  (d) COMMERCIALIZATION. Gilead shall be responsible, at its sole expense, for all commercialization of Licensed Products in the Territory beginning on the Effective Date and may carry out such efforts in its sole discretion, except as provided in Sections 3(e) and 3(g).

                  (e)      DILIGENCE.

                           (i)      OBLIGATIONS. During the term of this
Agreement, Gilead will devote Commercially Reasonable Efforts with respect to at least one Licensed Product to performing pre-clinical and clinical development, obtaining Regulatory Approvals in the European Union and the United States, and achieving a First Commercial Sale on a timely basis thereafter in those countries of the European Union and the United States in which Regulatory Approval is obtained. Efforts by Gilead's Affiliates, licensees or corporate partners with respect to Licensed Products shall be considered to be efforts of Gilead under this Section 3(e). "COMMERCIALLY REASONABLE EFFORTS" shall mean that Gilead is performing its obligations in a sustained manner consistent with the commercially reasonable efforts that pharmaceutical companies would typically devote to products of similar market potential, profit potential or strategic value, in view of conditions then prevailing and taking into account that scientific, technical, regulatory or business considerations may make it commercially reasonable to cease, delay or modify development, regulatory or commercial activities for a product. Such efforts shall include the assignment of appropriate personnel to develop and commercialize a Licensed Product, the establishment of specific and meaningful goals regarding such development and commercialization and the allocation of sufficient resources to achieve such goals. Gilead's efforts with respect to countries other than the European Union or the United States shall be determined in the sole discretion of Gilead.

                           (ii)     NON-DILIGENCE. If Anadys believes that
Gilead is failing to satisfy its diligence obligations pursuant to Section 3(e)(i), Anadys shall have the right to notify Gilead of this situation and have a meeting with appropriate Gilead personnel within thirty (30) days of receipt of such notice. At such meeting, the Parties will discuss any such potential noncompliance and Gilead's future plans as to satisfying its obligations under
Section 3(e)(i). If Anadys is not satisfied with the outcome of such meeting, it may request that Gilead submit a written plan setting out a specific, objectively reasonable written plan to achieve Regulatory Approval and Commercial Launch for one or more Licensed Products in the European Union and the United States consistent with Commercially Reasonable Efforts, together with an undertaking to carry out such plan. Such plan shall be subject to Anadys's written consent, such consent not to be unreasonably withheld, conditioned or delayed. If Gilead fails to provide or implement a remedial plan that is reasonably acceptable to Anadys as required pursuant to this Section 3(e)(ii), then upon thirty (30) days written notice given by Anadys to Gilead within thirty (30) days of such failure by Gilead, the negative covenants of Anadys under Sections 4(c)(ii) and (iv) shall terminate; such termination of such negative covenant shall be Anadys's sole remedy for Gilead's noncompliance with its diligence obligations under this Section 3(e).

                           (iii)    CESSATION OF DEVELOPMENT AND
COMMERCIALIZATION. If Gilead makes a final determination that it will cease direct development and commercialization of either (A) a particular Licensed Product, or (B) all Lead Compounds, Licensed Compounds and Licensed Products, it will so notify Anadys in writing within thirty (30) days of such determination. Such information shall be Confidential Information of Gilead.

                           (iv)     FIRST RIGHT OF NEGOTIATION. Gilead grants
Anadys a right of first negotiation with respect to Lead Compounds and Licensed Products solely as follows:

                                    (1)      If Gilead has made a final
determination to terminate all of its existing and planned programs to research, develop and commercialize products based on Target activity, such right shall apply to all Lead Compounds and Licensed Products, other than those, if any, that Gilead is actively researching, developing and/or commercializing for indications based on activities other than activity against the Target.

                                    (2)      If Gilead has made a determination
to attempt to out-license development and/or commercialization rights to a particular Lead Compound or Licensed Product, then such right of first negotiation shall apply to such particular Lead Compound or Licensed Product.

                                    (3)      Gilead will give Anadys written
notification within thirty (30) days of making a determination set forth in
Section 3(e)(iv)(1) or Section 3(e)(iv)(2). Within thirty (30) days after the date Anadys receives any such notice as to a Lead Compound or Licensed Product, Anadys will notify Gilead in writing (i) whether Anadys wishes to negotiate with Gilead the terms upon which Gilead would grant Anadys the right to clinically and regulatorily develop and/or commercialize such Lead Compound or Licensed Product; and (ii) if so, the commercial terms that Anadys proposes for such rights. Within thirty (30) days after the timely date of such a notice from Anadys to Gilead, the Parties shall commence negotiations in good faith for an agreement on commercially reasonable terms (which shall include appropriate compensation to Gilead for its contributions to the research, clinical and regulatory development, and commercialization of such Lead Compound or Licensed Product) under which Gilead would grant such rights for such Lead Compound or Licensed Product to Anadys. Such negotiation period shall last for at least sixty (60) days unless such an agreement is reached earlier.

                                    (4)      With respect to any Lead Compound
or Licensed Product for which the Parties do not reach mutually agreeable terms by the end of the sixty (60) day negotiation period as set forth in Section 3(e)(iv)(3), Gilead shall be free to grant to Third Parties license rights to develop and/or commercialize rights to such Lead Compound or Licensed Product without the consent of Anadys, subject to the following sentence. Prior to entering into a license agreement with a Third Party, Gilead will identify to Anadys on a confidential basis the identity of the intended Third Party licensee. If within fifteen (15) days of such identification, Anadys does not confirm in writing to Gilead that it elects to terminate its rights to receive milestones pursuant to Section 5(d) and royalties pursuant to Section 5(e) in respect of Licensed Products, then such payment obligations and the negative covenants of Anadys in Sections 4(c)(ii) and (iv) shall survive until the last to expire Royalty Term for any Licensed Products actually licensed to a Third Party. However, if Anadys confirms in writing to Gilead within such fifteen (15) day period that it elects to terminate such payment rights, such payment rights and the negative covenants of Anadys pursuant to Sections 4(c)(ii) and (iv) shall terminate effective immediately.

                  (f)      COMMUNICATIONS WITH ANADYS.

                           (i)      GENERAL REPORTS. Beginning with the first
anniversary of the Effective Date, on or before each anniversary of the Effective Date, Gilead will submit to Anadys written reports summarizing the status and progress of the clinical and regulatory development, marketing and commercialization efforts for Licensed Products in sufficient detail so as to allow Anadys to monitor Gilead's compliance with Section 3(e). Such reports shall be deemed to be Confidential Information of Gilead.

                           (ii)     CLINICAL AND REGULATORY DEVELOPMENT. Gilead
shall own all regulatory filings for Licensed Products, including applications for Regulatory Approval of Licensed Products, and be responsible for all communications with all Regulatory Agencies in connection with those filings that may be necessary to obtain Regulatory Approvals of Licensed Products. Gilead will keep Anadys informed of material developments or events with respect to preclinical, clinical and regulatory development of Licensed Products, including without limitation promptly advising Anadys each time that it files an IND or equivalent thereto for a Licensed Product, doses the first patient in a clinical trial for a Licensed Product, files an application for Regulatory Approval, or obtains Regulatory Approval of a Licensed Product anywhere in the world.

                  (g) COMPLIANCE WITH LAWS. Each Party shall carry out its activities pursuant to this Agreement in compliance with all applicable supranational, national, state, provincial and other local laws, rules, regulations and guidelines.

         4.       LICENSES AND NEGATIVE COVENANTS.

                  (a) RESEARCH LICENSES. Each Party hereby grants to the other Party a nonexclusive, paid up license under all Patents and all other intellectual property rights Controlled by the granting Party solely for purpose of performance by the other Party of its responsibilities under the Work Plan in accordance with this Agreement, which licenses shall terminate automatically at the end of the Research Term.

                  (b) RESEARCH RESULTS LICENSE. Gilead hereby grants to Anadys a non-exclusive, perpetual, irrevocable, paid up, worldwide license to use the Research Results only for (i) describing generally to Third Parties results obtained with ATLAS with respect to [...***...] or antiviral targets, without specific mention of the Target, the Target Assays, Gilead, Hit Compounds, Lead Compounds OR Licensed Products, or the chemical structure thereof, or of information that could reasonably permit a Third Party to deduce the such information, and (ii) compiling information and data about the general conduct, performance, characteristics and results of ATLAS screens without regard to particular targets, provided that such information is blinded with respect to the Target, Gilead, the Target Assays, Hit Compounds, Lead Compounds or Licensed Products.

                  (c)      NEGATIVE COVENANTS. Subject to Section 9(d):

                           (i)      Anadys shall not use the quantities of
Target supplied by Gilead, the Library Compounds, or the Target Assays for any purpose other than the conduct of the Work Plan in accordance with this Agreement or additional screening of the Target on behalf of Gilead pursuant to a separate agreement made under Section 2(f).

                           (ii)     For a period beginning on the Effective Date
and ending upon the expiration of the last to expire Royalty Term, Anadys shall not develop or use assays for, or conduct compound screening utilizing ATLAS for, or permit any Third Party to conduct any such activities with respect to, the Target on its own behalf or for any Third Party.

                           (iii)    Anadys shall not use, permit the use by a
Third Party, or undertake or permit the undertaking of, any activity to determine the structure or composition of, any Library Compound or any compound created therefrom by chemical modification, unless it is required to do so under a Work Plan, and shall not provide any use, structural or compositional information with respect to any such compound to any Third Party.

                           (iv)     For a period beginning on the Effective Date
and ending upon the expiration of the last to expire Royalty Term, (1) Anadys shall not on its own behalf or for any Third Party conduct any research, preclinical development, clinical development or commercialization of any compound that is identified through ATLAS using an assay for the Target, and (2) Anadys shall not grant to any Third Party any license or other right to conduct any research, preclinical development, clinical development or commercialization of any compound that is identified through ATLAS using an assay for the Target.

                  (d) NO IMPLIED LICENSES. Nothing in this Agreement shall be deemed to grant either Party any license or other rights to practice any intellectual property rights of other Party or such other Party's Confidential Information, other information or other rights except as expressly stated in this Section 4, including that nothing in this Agreement is intended to, or shall, give Gilead any license or other right to practice ATLAS.

                  (e)      INDEPENDENT GILEAD ACTIVITIES.

                           (i)      Gilead has been, and before and after the
Initiation Date will be performing, independent screening of Library Compounds for Target activity using assays owned or licensed to Gilead, and, as a result, may independently identify certain Library

                                             ***CONFIDENTIAL TREATMENT REQUESTED

Compounds as having activity against the Target ("INDEPENDENT COMPOUNDS"). Notwithstanding any other provision of this Agreement, no Independent Compound, or any derivative thereof generated by introduction of one or more structural changes to an Independent Compound ("INDEPENDENT DERIVATIVE"), shall be deemed to be included within Hit Compounds, Lead Compounds or Licensed Compounds, provided that (i) Gilead has established criteria for identification of Independent Compounds in Gilead assays prior to receiving Research Results about Hit Compounds from Anadys, and (ii) Gilead does not use any Research Results or any other information about Hit Compounds provided by Anadys in the identification of Independent Compounds.

                           (ii)     Anadys may bring before the JRC any
reasonable concerns that Anadys has with respect to designation of a particular Library Compound or derivative thereof as an Independent Compound or Independent Derivative, as opposed to Hit Compounds or derivatives thereof. The JRC will discuss in good faith any such concerns and any records, information, or documentation that Gilead, acting in good faith, agrees to share with Anadys. The JRC will make a determination as to whether such Independent Compounds or Independent Derivatives have been properly designated as such, consistent with
Section 2(b)(iv).

                           (iii)    If, after following the procedure in Section
4(e)(ii), Anadys disputes the conclusions of the JRC, then Anadys will so notify Gilead in writing with respect to the particular Independent Compound or Independent Derivative(s) at issue. Gilead will then notify Anadys in writing within thirty (30) days of making a final determination to initiate clinical development of a pharmaceutical composition incorporating such Independent Compound or Independent Derivative. Each Party shall have the right to submit the matter of the proper classification of such Independent Compound or Independent Derivative to binding arbitration pursuant to this Section 4(e)(iii), within thirty (30) days of receipt of such notice by Anadys. Such arbitration will be before an independent Third Party expert, with at least ten
(10) years relevant experience in the biotechnology or pharmaceutical industries ("ARBITRATOR"), selected either by mutual agreement of the Parties or, if such agreement is not promptly reached, by two (2) independent Third Party experts of similar qualifications, with one (1) selected by each Party. The binding arbitration shall be held in California, in accordance with the Streamlined Arbitration Rules and Procedures of JAMS, with the intent that such arbitration be completed within 120 days of the initiation thereof. The arbitrator shall not engage in ex parte communications, and the proceedings and submissions for such arbitration shall be Confidential Information of both Parties and shall be kept confidential by the Arbitrator. The determination of the Arbitrator shall be final and binding upon the Parties. The expenses of the Arbitrator shall be borne equally by the Parties, provided, however, that if one Party prevails with respect to the classification of all Independent Compounds or Independent Derivatives before the Arbitrator, such Party shall bear and be responsible for all expenses and costs of the Arbitration, including reasonable attorneys' fees.

         5.       COMPENSATION.

                  (a) RESEARCH FUNDING. Gilead will pay Anadys research funding during the Research Term based on the number of FTEs at Anadys involved in performing Anadys's responsibilities under the Work Plan, pursuant to Sections 2(c)(iii) and 2(e). For each such FTE, Gilead will pay Anadys at an annualized rate of $[...***...] per FTE per year. Gilead will pay

                                             ***CONFIDENTIAL TREATMENT REQUESTED
such amounts to Anadys on a calendar quarter basis in advance, provided that the first payment will not be due until on or before the Initiation Date, during the Research Term, pursuant to an invoice from Anadys. If Anadys's commitment of FTEs to performance of the Work Plan increases during a calendar quarter pursuant to Section 2(e), Gilead will pay Anadys research funding for such additional FTEs for the remainder of the quarter at the same annualize rate of $[...***...] per FTE per year pursuant to an invoice from Anadys. If Anadys completes its responsibilities under the Work Plan prior to the end of the initial Research Term, but if the JRC cannot reach agreement under Section 2(c)(iii) as to additional responsibilities for Anadys under the Work Plan, Gilead will not be obligated to fund the Anadys FTEs after completion of their responsibilities in the Work Plan and Anadys shall promptly refund any amounts paid by Gilead for such FTEs for periods occurring after completion of Anadys responsibilities under the Work Plan.

                  (b) TECHNOLOGY ACCESS FEE. Within ten (10) days of the Initiation Date, Gilead will pay Anadys a one-time, non-refundable technology access fee of [...***...] dollars ($[...***...]).

                  (c) RESEARCH SUCCESS PAYMENTS. Gilead will pay to Anadys up to two separate research success research payments of [...***...] dollars ($[...***...]) each. Each payment will be made for the generation of Target Assay results for [...***...] Library Compounds using one of the Target Assays. Gilead will make such payment to Anadys within thirty (30) days after Anadys provides the final report pursuant to Section 2(c)(ii) for such Target Assay containing results for at least [...***...] Library Compounds using such Target Assay, pursuant to an invoice from Anadys. No research success payment shall be payable more than once for a particular Target Assay, no matter how many times achieved. Such milestone payments shall be nonrefundable.

                  (d) PRODUCT MILESTONE PAYMENTS. Gilead will pay to Anadys development and commercialization milestone payments as set forth in this
Section 5(d) within thirty (30) days after the first achievement of the corresponding research milestone for a Licensed Product, pursuant to an invoice from Anadys. No milestone payment shall be payable more than once, no matter how many times achieved with respect to a Licensed Compound or a Licensed Product. Such milestone payments shall be nonrefundable. For clarity, earlier milestones may be first achieved with one Licensed Product, while subsequent milestones may be first achieved with a different Licensed Product, in which case, the milestone payment corresponding to each milestone event shall be payable only once, when first achieved by any Licensed Product.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                          MILESTONE EVENT                                 MILESTONE PAYMENT AMOUNT
----------------------------------------------------------------------    ------------------------
1. Start of Phase I Clinical Trials for the Indication with a                   $[...***...]
     Licensed Product

2. Start of Phase II Clinical Trials for the Indication with a                  $[...***...]
     Licensed Product

3. Start of Phase III Clinical Trials for the Indication with a                 $[...***...]
     Licensed Product

4. Issuance of the first Regulatory Approval for the Indication in the          $[...***...]
     US or the European Union for a Licensed Product
----------------------------------------------------------------------    ------------------------

          TOTAL                                                                 $5 million


                  (e) ROYALTIES. During each applicable Royalty Term (as that term is defined below in Section 5(e)(ii)), Gilead will pay Anadys a royalty payment equal to [...***...] percent ([...***...]%) of aggregated Net Sales of for each Licensed Product sold by Gilead, its Affiliates or sublicensees (the "ROYALTY"), subject to Section 5(e)(i).

                           (i)      ADJUSTMENT FOR PACKAGED PRODUCTS. In the
event a Licensed Product is sold as a package with other products (a "PACKAGED PRODUCT"), then the Net Sales applicable to such sale of the Packaged Product shall be the Net Sales determined on the basis of the pro rata share of the Licensed Product's contribution to the fair market value of the Packaged Product.


                           (ii)     ROYALTY TERM. "ROYALTY TERM" shall mean,
with respect to a Licensed Product, the period of time commencing on First Commercial Sale of such Licensed Product and ending ten (10) years after the date of the First Commercial Sale of such Licensed Product, unless earlier terminated in accordance with Section 9(d). Upon expiration or earlier termination of the Royalty Term for a Licensed Product, Gilead may thereafter continue to sell such Licensed Product on a royalty-free basis.


                  (f) PAYMENT; REPORT. All royalty amounts payable to Anadys under this Agreement shall be paid in U.S. dollars within sixty (60) days of the end of the calendar quarter in which the Net Sales giving rise to such royalty were made or as otherwise specifically provided herein. Each payment of royalty payments shall be accompanied by a statement of the amount of aggregate worldwide gross sales, and, on a country by country basis, the amount of gross sales, a calculation of Net Sales showing deductions provided for in Section 1(r) (in each case during such quarter and on a cumulative basis for the current year) and the amount of royalty payments, including minimum royalty payments, or other payments due on such sales.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                  (g)      EXCHANGE RATE; MANNER AND PLACE OF PAYMENT.

                           (i)      All payments due hereunder from time to time
shall be paid in U.S. Dollars. For purposes of computing such payments, the Net Sales in countries other than the United States shall be converted into U.S. Dollars as computed using Gilead's internal currency conversion systems using the average monthly rate of exchange at the time for such currencies as the rate applicable to the transfer of funds arising from payments as published in the West Coast edition of the Wall Street Journal. The currency conversion system used by Gilead shall be subject to audit by Anadys as described in Section 5(h).

                           (ii)     In any country where conversion of the local
currency is blocked and such currency cannot be removed from the country, Gilead will pay Anadys in local currency by deposit in a local bank account designated by Anadys.

                           (iii)    Any payments other than those specified in
Section 5(g)(ii) shall be payable to Anadys by wire transfer at such bank in the United States as Anadys shall specify from time to time.

                  (h) RECORDS AND AUDIT. Gilead will keep complete and accurate records pertaining to the sale or other disposition of the Licensed Product and of the royalty payments and other amounts payable under this Agreement in sufficient detail to permit Anadys to confirm the accuracy of all payments due hereunder. Anadys shall have the right to cause an independent, certified public accountant to audit such records to confirm Gilead's Net Sales, royalty payments and other payments for the preceding year. Such audit rights may be exercised no more often than once a year, within [...***...] ([...***...]) years after the calendar quarter to which such records relate, upon reasonable notice to Gilead and during normal business hours. Anadys will bear the full cost of such audit unless such audit discloses an underpayment of more than [...***...] percent ([...***...]%) from the amount of total payments due. In such case, Gilead will bear the full cost of such audit. The terms of this Section 5(h) shall survive any termination or expiration or termination of this Agreement for a period of four (4) years.

                  (i) LATE PAYMENTS. Any amounts not paid by Gilead when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which Anadys has collected immediately available funds in an account designated by Anadys at a rate equal to the sum of [...***...] percent ([...***...]%) plus the prime rate of interest quoted in the Money Rates section of the West Coast edition of the Wall Street Journal calculated daily on the basis of a 365-day year calculated daily on the basis of a 365-day year, or similar reputable data source, or, if lower, the highest rate permitted under applicable law.

                  (j) TAXES. Any and all amounts owing to Anadys from Gilead under this Agreement paid or owed from a country in which provision is made in the law or by regulation for withholding will be deducted from payments made to Anadys under this Agreement. Gilead will cooperate with Anadys to claim exemption from such deductions or withholdings under any double taxation or similar agreement in force from time to time.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                  (k) SUBLICENSING; SUBLICENSEE RECORDKEEPING OBLIGATIONS. If Gilead grants licenses or sublicenses pursuant to 8(b)(i) under the Research Results or otherwise for development or commercialization of Licensed Products, Gilead shall have the right to have such licensees or sublicensees pay to Anadys directly milestone payments payable under Section 5(d) and royalties payable under Section 5(e). Any such licenses or sublicenses shall include obligations for the sublicensee to account for and report its Net Sales of Licensed Products due Anadys, and provide that Anadys shall have audit rights pursuant to Section 5(h) for any payment report received by Gilead from any Gilead sublicensee on the same basis as if the information contained in such report were Net Sales of Licensed Products by Gilead, and, subject to the preceding sentence, Gilead will pay royalty payments to Anadys as if the Net Sales of the sublicensee were Net Sales of Gilead; provided, however, that no Gilead reseller or distributor shall be deemed to be Gilead's sublicensee under this Agreement.

         6.       CONFIDENTIAL INFORMATION.

                  (a) During the term of this Agreement, and for a period of [...***...] ([...***...]) years thereafter, each Party will maintain all Confidential Information of the other Party received by it under this Agreement in trust and confidence and, without the express prior written permission of the other Party, shall not disclose any such Confidential Information of the other Party to any Third Party or use any such Confidential Information of the other Party for any purposes or to an extent other than as necessary or permitted for performance under this Agreement. Neither Party shall use Confidential Information of the other Party for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. Neither Party shall disclose Confidential Information of the other Party to any employee, agent, consultant, Affiliate, or sublicensee who does not have a need for such information. To the extent that a Party is authorized under this Agreement to disclose Confidential Information of the other Party, it will disclose only to its employees, directors, agents, consultants, Affiliates, sublicensees or clinical investigators to whom disclosure is permitted to be made who are subject to binding obligations to hold in confidence and not make use of such Confidential Information of the other Party for any purpose other than those permitted by this Agreement, that are at least as restrictive as those of this Section 6. Each Party will use at least the same standard of care as it uses to protect its own Confidential Information of a similar nature to ensure that such employees, agents, consultants and clinical investigators do not disclose or make any unauthorized use of Confidential Information of the other Party, but no less than reasonable care. Each Party will notify the other Party promptly upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

                  (b) EXCEPTIONS. The restrictions on disclosure and use of Confidential Information set forth in Section 6(a) shall not apply to Confidential Information that the receiving Party can demonstrate by competent written evidence:

                           (i)      is now, or hereafter becomes, through no act
or failure to act on the part of the receiving Party, its employees or contractors in breach hereof, generally known or available;

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                           (ii)     is known by the receiving Party at the time
of receiving such information, as evidenced by its contemporaneous written records;

                           (iii)    is hereafter furnished to the receiving
Party by a Third Party, as a matter of right and without restriction on disclosure; or

                           (iv)     is independently developed by the receiving
Party without reference to such Confidential Information, as shown by independent, contemporaneous, written records.

                  (c) AUTHORIZED DISCLOSURE. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information if such disclosure:

                           (i)      is in response to a valid order of a court
or other governmental body of the United States or a foreign country, or any political subdivision thereof; provided, however, that the receiving Party shall first have given notice to the other Party hereto and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued;

                           (ii)     is otherwise required by governmental law,
rule or regulation, including without limitation rules or regulations of the U.S. Securities and Exchange Commission, or by rules of the National Association of Securities Dealers; provided, however, that the receiving Party shall first have given notice to the other Party hereto in order to allow such Party the opportunity to seek confidential treatment of the Confidential Information; or

                           (iii)    is otherwise necessary to prosecute or
defend litigation, comply with applicable governmental regulations, make governmental patent or regulatory filings, or otherwise enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary for such enforcement.

                  (d) RETURN OF CONFIDENTIAL INFORMATION. If this Agreement terminates or expires, each Party will, at the other Party's election, promptly return or destroy all Confidential Information received by it from the other Party and shall certify in writing to such other Party the completion thereof.

                  (e) PUBLICITY. Neither Party shall make any public announcement of this Agreement or the relationship between the Parties without the other Party's prior written consent. The Parties will issue a mutually agreed upon press release within five (5) business days after the Effective Date, such press release to be substantially in the form set forth in Exhibit B.

         7.       REPRESENTATIONS AND WARRANTIES.

                  (a) MUTUAL REPRESENTATIONS AND WARRANTIES. Each Party hereby represents and warrants to the other Party as follows:

                           (i)      CORPORATE EXISTENCE AND POWER. It is a
corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.

                           (ii)     AUTHORITY AND BINDING AGREEMENT. As of the
Effective Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

                           (iii)    TITLE. As of the Effective Date, it has
sufficient legal and/or beneficial title under its intellectual property rights necessary to perform activities contemplated under this Agreement and to grant the licenses contained in this Agreement.

                           (iv)     NO CONFLICT. It has not entered, and will
not enter, into any agreement with any Third Party which is in conflict with the rights granted to the other Party under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement.

                  (b) ANADYS REPRESENTATIONS AND WARRANTIES. Anadys represents and warrants to Gilead as follows:

                           (i)      NON-INFRINGEMENT OF THIRD PARTY RIGHTS. As
of the Effective Date, it is unaware of any Patents or trade secret rights owned or controlled by a Third Party, that would dominate, or be infringed or misappropriated by the conduct of activities under the Work Plan, and has received no written claims relating to any claims of such domination, infringement or misappropriation.

                           (ii)     NON-INFRINGEMENT BY THIRD PARTIES. As of the
Effective Date, it is unaware of any activities by Third Parties that would constitute domination, infringement or misappropriation of ATLAS as it may be applied to Target Assays or the Work Plan.

                  (c) NO OTHER REPRESENTATIONS OR WARRANTIES. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS SECTION 7 ARE IN PLACE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, TITLE, CUSTOM OR TRADE.

         8.       OWNERSHIP OF INVENTIONS AND INTELLECTUAL PROPERTY RIGHTS

                  (a) INVENTORSHIP AND AUTHORSHIP. Inventorship of discoveries or inventions, and authorship of works of authorship, included within Research Results, Assay Technology, and ATLAS Technology, shall be determined in accordance with the patent and copyright laws of the United States of America, respectively.

                  (b) OWNERSHIP. Ownership of Research Results, Assay Technology, and ATLAS Technology shall be determined in accordance with this
Section 8(b), notwithstanding affiliation with a Party of inventors or authors or Section 8(a).

                           (i)      Gilead shall retain sole ownership of
Library Compounds (including Hit Compounds), the Target quantities, and its technology relating to the Target. Gilead shall solely own all right, title and interest in and to Research Results, including without limitation all Lead Compounds, Licensed Compounds, and Licensed Products, and all intellectual property rights appurtenant thereto, subject to Section 4(b). For avoidance of doubt, Gilead may freely grant licenses or other rights, through multiple tiers of licensees and sublicensees, under the Research Results, provided, however, that no grant of such a license or sublicense shall be construed as relieving Gilead of its obligations under this Agreement or abrogating Anadys's license pursuant to Section 4(b).

                           (ii)     Anadys shall retain all right, title and
interest in and to the ATLAS Technology. Subject to Section 8(b)(i), Anadys shall solely own all right, title and interest in and to the Target Assays and the ATLAS Technology.

                           (iii)    The Parties shall jointly own the Assay
Technology, and each Party may freely practice, use and grant non-exclusive rights to such Assay Technology without notice to or consent from the other Party.

                  (c) ASSIGNMENT AND CONTROL OF INVENTIONS. Each Party will, and hereby does, assign to the other Party all or part of the right, title and interest of such Party in and to Research Results, Assay Technology, and ATLAS Technology (collectively, "INVENTIONS"), solely to the extent necessary to achieve the allocation of ownership thereof provided in Section 8(b). Each Party will provide reasonable assistance to the other Party, at the other Party's expense, in obtaining and from time to time enforcing and defending the other Party's rights as set forth in Section 8(b) to Inventions, including without limitation and as applicable, the assignment to the other Party of all or part of the right, title and interest of its employees or independent contractors in and to such Inventions to achieve the allocation of ownership provided in
Section 8(b), perfecting the other Party's right, title and interest in and to the other Party's solely owned Inventions, and reasonably cooperating, at the other Party's request, in filing, prosecuting, maintaining, defending and enforcing the other Party's Patents included within Inventions. Each Party will solely own all Patents included in its solely owned Inventions and shall have the sole right, but not the obligation, at its expense, to file, prosecute, maintain, and prosecute, defend and otherwise control other administrative proceedings for such Patents that it owns pursuant to Section 8(b), and to initiate, prosecute and control any action with respect to any infringement of such Patents.

         9.       TERM AND TERMINATION

                  (a) TERM. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Sections 9(b) through (c), shall be in full force and effect until the expiration of the last to expire Royalty Term.

                  (b)      ELECTIVE TERMINATION.

                           (i)      If, as of the date that is three (3) months
after the Initiation Date, Gilead, acting in Good faith, concludes that significant progress in the development of the Target Assays has not occurred and is not likely to occur without investment of material additional resources or materials delays, in each case beyond what is contemplated in the Work Plan, and the JRC, acting in good faith, does not object to such a conclusion, Gilead shall have the right to terminate this Agreement in its entirety, upon fifteen
(15) days written notice to Anadys, provided, however, that if there are delays in achieving such collaboration goals that are due to Gilead's failure to fulfill its obligations under the Work Plan or this Agreement in a timely manner, the three (3) month period shall be extended by any amount of time equal to the duration of such delays.


                           (ii)     Subject to Sections 3(e)(ii) and (iii), if
Gilead ceases all activities under this Agreement to identify and designate Lead Compounds, all research and preclinical development activities with respect to Licensed Products, and terminates all development and commercialization of Licensed Products, either Party may terminate this Agreement upon thirty (30) days written notice to the other Party, subject to Section 3(e)(iv).



                  (c) TERMINATION FOR MATERIAL BREACH. If a Party materially breaches this Agreement, the other Party may terminate this Agreement effective thirty (30) days after providing written notice to the breaching Party, if within that time the breaching Party fails to cure its material breach and the non-breaching Party does not withdraw its termination notice. For purposes of this Section 9(c), material breaches of this Agreement shall not include noncompliance by Gilead with its obligations in Section 3(e).


                  (d) EFFECTS OF TERMINATION. If a Party terminates this Agreement under Sections 9(b) or 9(c), all terms and provisions (including but not limited to all Royalty Terms and Anadys's covenants under Sections 4(c)(ii) and (iv)) not stated expressly in this Section 9(d) or Section 9(e) to survive, shall terminate as of the effective date of termination.

                           (i)      If either Party terminates this Agreement
pursuant to Section 9(b): (1) neither Party shall conduct any further work under the Work Plan, (2) Gilead shall have no further diligence obligations under
Section 3 or funding or payment obligations pursuant to Section 5 other than for accrued research funding under Section 5(a) not yet paid by Gilead, unless such obligations and Anadys's negative covenants under Sections 4(c)(ii) and
(iv)survive pursuant to Section 3(e)(iv)(4), (3) Anadys shall promptly refund to Gilead any amounts of research funding paid under Section 5(a) for periods after the effective date of such termination, (4) Anadys will have a right of first negotiation as set forth in Section 3(e)(iv). If such termination is pursuant to
Section 9(b)(ii), then Anadys's sole remedies with respect to such termination shall be (x) termination of Anadys's negative covenants pursuant to Sections 4(c)(ii)
and (iv), as set forth in Section 3(e)(ii), (y) Anadys's right of first negotiation pursuant to Section 3(e)(iv), and (z) Anadys's right to make an election pursuant to Section 3(e)(iv)(4) as to maintenance of its rights to royalties and milestones and its negative covenants under Sections 4(c)(ii) and
(iv).

                           (ii)     If Anadys terminates this Agreement pursuant
to Section 9(c): (1) neither Party shall conduct any further work under the Work Plan, (2) Gilead shall have no further diligence obligations under Section 3 or funding or payment obligations pursuant to Section 5 other than for accrued research funding under Section 5(a) not yet paid by Gilead, and (3) Anadys shall promptly refund to Gilead any amounts of research funding paid under Section 5(a) for periods after the effective date of such termination.

                           (iii)    If Gilead terminates this Agreement pursuant
to Section 9(c): (1) the negative covenants of Anadys under Sections 4(c)(ii) and (iv) shall survive; (2) Gilead shall have no further diligence obligations under Section 3 or funding obligations or payment obligations pursuant to Sections 5(a), 5(b) or 5(c), but its remaining obligations under Section 5 shall survive, provided, however, that if termination is on the basis of a breach of Anadys's covenants pursuant to 4(c), Gilead shall have no further payment obligations pursuant to Section 5, and (3) Anadys shall promptly refund to Gilead any amounts of research funding paid under Section 5(a) for periods after the effective date of such termination.

                           (iv)     Upon expiration or termination of this
Agreement, each Party will cease to use Confidential Information of the other Party and will return to the other Party, all documents and materials containing the Confidential Information of the other Party. Additionally, upon termination of this Agreement, Anadys will cease to use any Target material provided by Gilead and any Library Compounds and will, at Gilead's instruction and expense, either return to Gilead or destroy any such remaining materials and information relating thereto provided by Gilead.

                  (e) ACCRUED RIGHTS AND OBLIGATIONS; SURVIVAL. Termination of this Agreement by a Party pursuant to Section 9(c) shall not be a Party's sole remedy for a material breach of this Agreement but shall be in addition to any other rights or remedies of a Party under this Agreement. Termination or expiration of this Agreement shall not affect any accrued rights or surviving obligations of the Parties. The provisions of Sections 2(f), 4(b), 4(c)(i), 4(c)(iii), 4(d), 4(e), 5(h), 6, 7(c), 8, 9(d), 9(e), 10 and 11 shall survive the expiration or termination of this Agreement for any reason whatsoever.

         10.      INDEMNIFICATION, INSURANCE, LIMITATIONS OF LIABILITY.

                  (a) INDEMNIFICATION BY GILEAD. Gilead will indemnify, hold harmless and defend Anadys, its Affiliates, and their respective employees and agents against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including without limitation reasonable attorneys' fees and witness fees) ("LOSSES") resulting from any claim, demand, suit, action or proceeding brought or initiated by a Third Party ("THIRD PARTY CLAIM") again them to the extent that such Third Party Claim arises out of (i) the research, development, manufacture, use, sale or other commercialization of Licensed Products by Gilead, its Affiliates, sublicensees or distributors; (ii) the breach or alleged breach of any representation or warranty by Gilead in Section 7; or (iii) the negligence or willful misconduct of Gilead, its Affiliates, or their respective employees or agents in the course of performance under this Agreement; provided that such indemnity shall not apply to the extent Anadys has an indemnification obligation pursuant to Section 10(b) for such Loss.

                  (b) INDEMNIFICATION BY ANADYS. Anadys will indemnify, hold harmless and defend Gilead, its Affiliates and their respective employees and agents against any and all Losses resulting from any Third Party Claim against them to the extent that such Third Party Claim arises out of (i) the breach or alleged breach of any representation or warranty by Anadys in Section 7, (ii) any infringement of a Third Party Patent or copyright or misappropriation of a Third Party trade secret that is a direct result of the practice of ATLAS or a Target Assay, other than any such infringement or misappropriation that is due to the use of the Target in particular, as opposed to other targets, or (iii) the negligence or willful misconduct of Anadys, its Affiliates, or their respective employees or agents; provided that such indemnity shall not apply to the extent Gilead has an indemnification obligation pursuant to Section 10(a) for such Loss.

                  (c) MECHANICS. If a Party, its Affiliate, or any of their respective employees or agents has a right to be indemnified under this Section 10 (the "INDEMNIFIED PARTY"), such Indemnified Party (i) shall give prompt notice of such Third Party Claim to the other Party (the "INDEMNIFYING PARTY") and (ii) subject to Section 8(c) will have the first right to defend any Third Party Claims for which it is entitled to indemnification from the other Party under Sections 10(a) and (b), with the cooperation and at the expense of such other Party, provided that it will not settle any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnified Party does not wish to defend against a Third Party Claim for which it is entitled to indemnification under this Section 10, it shall so notify the Indemnifying Party in writing and the Indemnifying Party shall have the right to defend and settle such Third Party Claim subject to obtaining the Indemnified Party's consent to any settlement, such consent not to be unreasonably withheld, conditioned or delayed. If the Indemnified Party is defending a Third Party Claim, the Indemnifying Party shall have the right to be present in person or through counsel at substantive legal proceedings. In the event that the Parties cannot agree as to the application of Sections 10(a) and (b) to any Loss or Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. In such case, each Party further reserves the right to claim indemnity from the other in accordance with Sections 10(a) and (b) upon resolution of such underlying Third Party Claim.

                  (d) INSURANCE COVERAGE. Each Party represents and warrants that it is covered and will continue to be covered by a comprehensive general liability insurance program which covers all of such Party's activities and obligations hereunder in accordance with reasonable pharmaceutical industry standards. Each Party will provide the other Party with written notice upon any cancellation or material change in such insurance program. Gilead will maintain such insurance program, or other program with comparable coverage, beyond the expiration or termination of this Agreement during the period in which any Licensed Product is being commercially distributed or sold, and for a commercially reasonable period thereafter. Anadys will maintain such insurance program, or other program with comparable coverage, for a period of [...***...] ([...***...]) years after the end of the ReseaRch Term.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                  (e) LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, WHETHER IN CONTRACT, TORT OR OTHERWISE, ARISING FROM OR RELATING TO ANY BREACH OF OR ACTIVITIES UNDER THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. Nothing in this Section 10(e) is intended to limit or restrict the indemnification rights or obligations of any party under this Agreement.

         11.      GENERAL PROVISIONS.

                  (a) DISPUTE RESOLUTION. The Parties recognize that disputes may from time to time arise between the Parties during the term of this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 11(a) to resolve any dispute arising under this Agreement. In the event of such a dispute between the Parties, either Party, by written notice to the other Party, have such dispute referred to a senior executive officer of each Party, for attempted resolution by good faith negotiations within [...***...] ([...***...]) days after such notice is received. If the designated executive officers are not able to resolve such dispute, either Party may at any time after such [...***...] ([...***...]) day period pursue any legal or equitable remedy available to It.

                  (b) JURISDICTION AND VENUE. In connection with any dispute arising hereunder or in connection with the subject matter hereof that is not settled in accordance with Section 11(a), each of the Parties hereby consents to the non-exclusive jurisdiction and venue of the U.S. federal courts located within the state of California and of the California state courts. Each Party hereby irrevocably waives any right that it may have to assert that any such court lacks jurisdiction or that such forum is not convenient.

                  (c) GOVERNING LAW; LANGUAGE. This Agreement shall be governed and construed in accordance with the laws of the State of California, except for its choice of law rules. The official text of this Agreement and any exhibits referenced herein, or any notice given or accounts or statements required by this Agreement shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

                  (d) NOTICE. All notices hereunder shall be in writing and shall be delivered personally, sent for next day delivery by internationally recognized courier service or transmitted by facsimile (transmission confirmed), with confirmation by next day delivery by an internationally recognized courier service, to the following addresses and facsimiles of the respective Parties or such other address or facsimile as is notified pursuant to this Section 11(d):

Gilead:             Gilead Sciences, Inc.
                    333 Lakeside Drive
                    Foster City, CA 94404
                    Attention: William A. Lee, Senior Vice President, Research Fax No.: [...***...]

                                             ***CONFIDENTIAL TREATMENT REQUESTED
with a copy to:     Gilead Sciences, Inc.
                    333 Lakeside Drive
                    Foster City, CA 94404
                    Attention:  Vice President and General Counsel
                    Fax No.: [...***...]

Anadys:             Anadys Pharmaceuticals, Inc.
                    9050 Camino Santa Fe
                    San Diego, CA 92121
                    Attention: Michael Kamdar, Vice President,
                    Corporate Development & Strategy
                    Fax: [...***...]

with a copy to:     Anadys Pharmaceuticals, Inc.
                    9050 Camino Santa Fe
                    San Diego, CA 92121
                    Attention: Elizabeth Reed, Director, Legal Affairs
                    Fax: [...***...]

                  (e) USE OF NAMES. Neither Party shall use the name, trade name, trademark, or other designation of the other Party (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity, or other promotional activities without the prior written consent of the other Party. Under no circumstances shall either Party state or imply in any promotional material, publication or other published announcement that the other Party has tested or approved any product.

                  (f) WAIVER. The failure on the part of a Party to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times hereafter.

                  (g) ASSIGNMENT. Neither Party will assign its rights or duties under this Agreement to any Third Party without the prior express written consent of the other Party, which shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement to a successor by merger or acquisition or transfer of all or substantially all its business assets in the field to which this Agreement relates, which successor expressly assumes in writing the obligation to perform in accordance with the terms and conditions of this Agreement. Any purported assignment not in compliance with this Section 11(g) will be void.

                  (h) PERFORMANCE BY AFFILIATES. A Party's obligations under this Agreement may be performed by its Affiliates. Obligations of the Party for which one of its Affiliates is performing hereunder shall be deemed to extend to such performing Affiliate. Each Party guarantees performance of this Agreement by its Affiliates. Wherever in this Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities shall not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                  (i) BANKRUPTCY. All rights and licenses granted under or pursuant to this Agreement by a bankrupt Party to the other Party are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder are part of the "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

                  (j) SEVERABILITY. The provisions of this Agreement are severable. If any item or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

                  (k) FORCE MAJEURE. Neither Party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by exercise of due diligence it is unable to prevent, provided that the Party claiming excuse uses and continues to use commercially reasonable efforts to overcome the same.

                  (l) ENTIRE AGREEMENT; MODIFICATION. This Agreement, including any exhibits expressly named and referenced herein, constitutes the entire agreement and understanding of the Parties and supersedes any prior agreements or understandings relating to the subject matter hereof. Any modification of this Agreement shall be effective only to the extent it is reduced to writing and signed by a duly authorized representative of each Party hereto.

                  (m) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

The persons executing this Agreement represent and warrant that they have the full power and authority to cause their respective entities to enter into this Agreement.

         IN WITNESS WHEREOF the Parties have executed this Agreement as of the Effective Date by their duly authorized representatives.

ANADYS PHARMACEUTICALS, INC.              GILEAD SCIENCES, INC.


By: /s/ Michael J. Kamdar                 By: /s/ John F. Milligan
    ------------------------------            -----------------------------


Name:  Michael Kamdar                     Name:  John F. Milligan, Ph.D.

Title:  Vice President, Corporate         Title:  Senior Vice President and CFO
        Development and Strategy

                                    EXHIBIT A
                                   JRC MEMBERS

ANADYS MEMBERS:   [...***...]

GILEAD MEMBERS:   [...***...]

                                             ***CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT B
                                  PRESS RELEASE

ANADYS CONTACT:                                             GILEAD CONTACT:
David M.K. Nelson, Ph.D.                                    Susan Hubbard
Associate Director                                          Investor Relations
Corporate Development & Investor                            (650) 522-5715
Relations
Anadys Pharmaceuticals, Inc.
(858) 530-3600
www.anadyspharma.com

  ANADYS FORMS COLLABORATION WITH GILEAD TO DISCOVER NOVEL ANTIVIRAL COMPOUNDS

 -- Anadys' uHTS-ATLAS(TM) to be used to screen important and challenging viral target --

SAN DIEGO, CA, JUNE 10, 2002 -- Anadys Pharmaceuticals, Inc. ("Anadys") and Gilead Sciences, Inc. (Nasdaq: GILD) announced today that they have entered into a collaboration to discover novel antiviral compounds. As part of the collaboration agreement, Anadys will design, configure and run uHTS-ATLAS(TM) screens against a key viral target selected by Gilead. This agreement leverages Anadys' powerful ability to screen for small molecules that bind to proteins that are difficult to screen using conventional methods.

Under the terms of the agreement, Anadys will design and run uHTS-ATLAS(TM) assays against Gilead's compound collection. uHTS-ATLAS(TM) is Anadys' proprietary, fully-automated, affinity-based screening technology capable of screening 100,000 compounds in one day. The technology is capable of delivering this throughput using discrete compounds, mixtures or natural products against protein targets of either known or unknown function. Gilead will have exclusive rights to develop and commercialize any products resulting from compounds discovered in the collaboration.

"We are very pleased to collaborate with Gilead on this important and challenging viral target," said Dr. Steve Worland, Chief Scientific Officer of Anadys. "Gilead is viewed as one of the premier organizations involved in antiviral research, and their decision to employ uHTS-ATLAS(TM) is important validation for our technology. It also highlights one of the key advantages of our technology in that we can screen targets that have traditionally been a challenge."

"Gilead is committed to using state-of-the-art technologies to find novel medicines to combat viral infections," said Dr. William Lee, Senior Vice President, Research, Gilead Sciences.

"After reviewing a number of screening technologies, we chose to apply uHTS-ATLAS(TM) to help us further advance this important program."

"The collaboration with Gilead further illustrates Anadys' overall commitment to broadening our efforts in the antiviral therapeutic area," said Michael Kamdar, Vice President of Corporate Development and Strategy for Anadys. "We look forward to building a long term relationship with Gilead, which has a strong record of developing and commercializing antiviral therapies."

Specific financial terms were not disclosed but they include an upfront payment, research success payments, R&D support, and potential for product milestone payments and royalties.

ABOUT ANADYS PHARMACEUTICALS

Anadys Pharmaceuticals, Inc. ("Anadys" or the "Company") is a new generation drug discovery company committed to applying an integrated approach that combines biology and chemistry to develop new small molecule therapeutics. The Company is committed to developing novel powerful antibiotics and medicines to treat viral infections. To that end, Anadys has assembled and integrated a proprietary suite of technologies to identify novel targets (using GATE(TM) and Riboproteomics(TM)), screen them for small molecule effectors (uHTS-ATLAS(TM) and SCAN(TM)), and develop clinical candidates using its considerable capabilities in high-output medicinal chemistry. Anadys has a specific capability to exploit RNA-related targets and novel chemistries to find new medicines using its leadership position in Riboproteomics(TM). RNA-related targets have been validated with the approval of drugs such as neomycin, Zyvox(R), and Zithromax(R). Anadys intends to harness this integrated suite of technologies to propel a strong and continual pipeline of drug candidates into the clinic.

For more information, please visit www.anadyspharma.com.

ABOUT GILEAD SCIENCES, INC.

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases worldwide. The company has five marketed products and focuses its research and clinical programs on anti-infectives, including antivirals, antifungals and antibacterials. Headquartered in Foster City, CA, Gilead has operations in the United States, Europe and Australia.

For more information, please visit www.gilead.com.

                                       ###

[GILEAD Logo]


                                                                    CONFIDENTIAL

January 18th, 2003


Anadys Pharmaceuticals, Inc.
9050 Camino Santa Fe
San Diego, CA 92121
Attention:  Mike Kamdar, Vice President, Corporate Development and Strategy

      RE: Amendment No. 1 to Research Collaboration Agreement dated as of June 7, 2002 ("Agreement") by and between Anadys Pharmaceuticals, Inc. ("Anadys") and Gilead Sciences, Inc. ("Gilead")


Dear Mike:

By way of this letter agreement ("Amendment No. 1"), both parties agree to extend the Research Term under the Agreement until the earlier of (i) the completion of the current Work Plan, as determined by the JRC, and (ii)
February 24th, 2003. Gilead will continue to pay Anadys research funding according to Section 5(a) of the Agreement until the end of the Research Term as extended by this Amendment No. 1.

Except as so amended, the Agreement will remain in full force and effect in accordance with its terms.

Please indicate Anadys's acceptance of these terms as a binding agreement between the parties, effective as of the date first written above, by having both enclosed originals signed by an authorized officer of Anadys, retaining one fully signed original for your files, and returning one fully signed original to me at the address above.

Sincerely,                                          Accepted and agreed to:

Gilead Sciences, Inc.                               Anadys Pharmaceuticals, Inc.

By:  /s/ John F. Milligan                           By:  /s/ Michael J. Kamdar
-------------------------                           --------------------------
John Milligan, Ph.D.                                Name:  Michael Kamdar
Senior Vice President and CFO                       Title:  Vice President
                                                    January  22 , 2003

                                                                    CONFIDENTIAL

March 12, 2003


Anadys Pharmaceuticals, Inc.
9050 Camino Santa Fe
San Diego, CA 92121
Attention:  Mike Kamdar, Vice President, Corporate Development and Strategy

      RE: Amendment No. 2 to Research Collaboration Agreement dated as of June 7, 2002, as amended by Amendment No. 1 to Research Collaboration Agreement dated as of January 18, 2003 ("Agreement") by and between Anadys Pharmaceuticals, Inc. ("Anadys") and Gilead Sciences, Inc. ("Gilead")

Dear Mike:

By way of this letter agreement ("Amendment No. 2"), both parties agree to extend the Research Term under the Agreement until the earlier of (i) the completion of the current Work Plan, as determined by the JRC, and (ii)
April 1, 2003, with no additional payments by Gilead of research funding pursuant to Section 5(a) of the Agreement for the additional period added to the Research Term as extended by this Amendment No. 2.

Except as so amended, the Agreement will remain in full force and effect in accordance with its terms.

Please indicate Anadys's acceptance of these terms as a binding agreement between the parties, effective as of the date first written above, by having both enclosed originals signed by an authorized officer of Anadys, retaining one fully signed original for your files, and returning one fully signed original to me at the address above.

Sincerely,                                         Accepted and agreed to:

Gilead Sciences, Inc.                              Anadys Pharmaceuticals, Inc.

By:  /s/ John F. Milligan                          By:  /s/ Michael J. Kamdar
-------------------------                          --------------------------
John Milligan, Ph.D.                               Name:  Michael Kamdar
Senior Vice President and CFO                      Title:  Vice President
                                                   March  21 , 2003